EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Avitar, Inc.
Canton, MA

We hereby consent to the incorporation by reference in the Prospectus constituting  a part of this registration statement on Form S-8 of our report dated December 11, 2006 relating to the consolidated financial statements of Avitar, Inc. as of and for the two years ended September 30, 2006 appearing in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006. Our report on the consolidated financial statements as of and for the two years ended September 30, 2006 contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO SEIDMAN, LLP
BDO Seidman, LLP

Boston, MA
August 22, 2007